February 28, 2019

Chesapeake Investment Trust
285 Wilmington-West Chester Pike
Chadds Ford, PA 19317

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Fund – Legal Counsel” in the Statement of Additional Information for the series portfolio of Chesapeake Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 57 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-53800), and Amendment No. 58 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-07324), on Form N-1A of the Trust.

Sincerely,

/s/ Bo James Howell
Partner
Practus, LLP

BO JAMES HOWELL ● PARTNER

6224 Turpin Hills Drive ● Cincinnati, OH 45224 ● p: 509.279.8202

Practus, LLP ● Bo.Howell@Practus.com ● Practus.com